EXHIBIT 17

Letter of Consent

Nikolay Frolov
Dallas, Texas

TO:	Board of Directors EVCARCO, Inc.

RE: Current Report, Form 8-K

Gentlemen:

I agree with the statements made on the Form 8-K regarding the sale of Class B Convertible Preferred Stock, and my resignation from the Board of Directors of the Company.

/Nikolay Frolov/

Dallas, Texas
August 8, 2012